--------------------------------------------------------------------------------
SEC 1745 Potential persons who are to respond to the collection of information (02-02) contained in this form are not required to respond unless the form displays a currently valid OMB control number.
--------------------------------------------------------------------------------

                                                       OMB APPROVAL
                                                 OMB Number: 3235-0145
                                                 Expires: December 31, 2005
                                                 Estimated average burden
                                                 hours per response..11.0


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                         (Amendment No. ___________)*


                          Alnylam Pharmaceuticals, Inc.
    ------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, $0.0001 par value
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   02043Q107
         ---------------------------------------------------------------
                                 (CUSIP Number)


                               December 30, 2004
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [ ] Rule 13d-1(b)
 [x] Rule 13d-1(c)
 [ ] Rule 13d-1(d)

                                  Page 1 of 5

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No.  02043Q107
          ---------------
  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
         Merck & Co., Inc.
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)  [ ]
         (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
            New Jersey
  ------------------------------------------------------------------------

                 5.  Sole Voting Power
    Number of      1,236,588
    Shares       ---------------------------------------------------------
    Beneficially 6.  Shared Voting Power
    Owned by
    Each         ---------------------------------------------------------
    Reporting    7.  Sole Dispositive Power
    Person         1,236,588
                 ---------------------------------------------------------
                 8.  Shared Dispositive Power

  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,236,588
  ------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         [ ]
  ------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in Row (9)
              5.9%
  ------------------------------------------------------------------------
    12.  Type of Reporting Person (See Instructions)
              CO
  ------------------------------------------------------------------------

 Item 1.

         (a) Name of Issuer

             Alnylam Pharmaceuticals, Inc.

         (b) Address of Issuer's Principal Executive Offices

             300 Third Street,
             Cambridge, MA 02142

 Item 2.

         (a) Name of Person Filing

             Merck & Co., Inc.

         (b) Address of Principal Business Office or, if none, Residence

             One Merck Drive,
             Whitehouse Station, NJ 08889

         (c) Citizenship

                    NJ

         (d) Title of Class of Securities

             Common Stock, par value $0.0001

         (e) CUSIP Number

             02043Q107

 Item 3.

 Not applicable as this Schedule is filed pursuant to Rule 13d-1 (c).

 Item 4. Ownership.

 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 1,236,588
                                       -------------------------.
         (b) Percent of class:          5.9%
                                       -------------------------.
         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote

                                       1,236,588
                                     ------------------
             (ii)  Shared power to vote or to direct the vote

                                       -------------------------.

             (iii) Sole power to dispose or to direct the disposition of
                                       1,236,588
                                   -----------------------------.

             (iv)  Shared power to dispose or to direct the disposition of

                                       -------------------------.


 Item 5. Ownership of Five Percent or Less of a Class

 Not Applicable.

 Item 6. Ownership of More than Five Percent on Behalf of Another Person.

 Not Applicable.

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

 Not Applicable.

 Item 8. Identification and Classification of Members of the Group

 Not Applicable.

 Item 9. Notice of Dissolution of Group

 Not Applicable.

Item 10. Certification



By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          April 15, 2005
                                  -----------------------------------
                                                Date

                                       /s/ Celia A. Colbert
                                  -----------------------------------
                                             Signature

                                           Celia A. Colbert
                                     Vice President, Secretary and
                                       Assistant General Counsel
                                  -----------------------------------
                                             Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)